Exhibit 10.31

MEMORANDUM OF AGREEMENT

June 9, 2005

Dotronix, Inc.
Attn: Kurt T. Sadler, President
160 First Street S.E.
New Brighton, Minnesota 55112-7894

Pursuant to the letter dated April 15, 2005 offering me a position on the Dotronix Board of Directors (the “Offer Letter”), and to our further negotiations, the following Memorandum of Agreement (“Agreement”) memorializes our agreement with respect to my service as a director of Dotronix, Inc., a Minnesota corporation, and compensation for those services.

1.    Effective upon the execution of this Agreement, I hereby accept the position of Director of Dotronix. If Dotronix would find it helpful, I will also entertain an offer to serve as an officer in the future, subject to our agreement on the terms of such employment. I will provide consulting and advisory services with respect to reorganizing Dotronix, resolving liabilities, changing the state of incorporation, and locating prospective business opportunities in which to participate. In that regard, I will seek to introduce to Dotronix other companies, business owners, investors, and/or funding sources (herein collectively referred to as the “CL Contacts” or individually referred to as a “CL Contact”) who may be interested in providing investment capital or arranging for capital investment in, or in providing general corporate financing, project financing, or in establishing debt or equity facilities, loan guarantees, or in providing equity or debt capital to Dotronix, or who may be interested in entering into a strategic transaction relationship, financing relationship, or business reorganization.

2.    In addition to the standard compensation for directors described in the Offer Letter, and as additional consideration to induce my agreement to serve as a director and for my service as a director, Dotronix will pay me $5,000 upon the execution of this Agreement, $5,000 on or before June 15, 2005, and $5,000 on or before July 15, 2005. If Dotronix or any affiliated entity:

  enters into a merger, reverse merger, consolidation, reorganization, initial capitalization, recapitalization, business combination, joint venture, sale of assets or product line, joint venture, strategic partnership, project financing or other transaction or agreement pursuant to which Dotronix receives funding from any CL Contact, acquires or is acquired by or combined with any CL Contact or affiliate of any CL Contact pursuant to written agreement or otherwise; or
  agrees to be acquired by any CL Contact or affiliate of any CL Contact, either in a single transaction, involving stock, cash, debt, or by some other currency, by or through a single transaction or series of transactions involving the mortgaging, financing or sale or acquisition of any partial percentage or all, or substantially all of the assets or operations of Dotronix or involving the financing, purchase or sale of any of the equity interests, debt or stock or other interests of Dotronix or any transaction involving any related or affiliated entity either by way of cash tender or exchange offer, negotiated purchase, general financing or through some other agreement; then:

Dotronix will pay to me a fee based on the total gross amount of the transaction or financing value pursuant to and as identified in any transaction or financing agreement or as actually received by Dotronix or the stockholders of Dotronix, whichever is greater, payable to me as funding is received by Dotronix or the stockholders of Dotronix under any transaction or financing agreement in an amount equal to: 5% of the first $5 million of value, plus; 4% of the next $5 million of value, plus; 3% of the value in excess of $10 million. The fee shall be paid, in my sole discretion, entirely in cash or in other cash equivalent currency acceptable to me, or (with the consent of Dotronix) one-half in cash and one-half in the capital stock of Dotronix, which shall be valued at the same price per share at which the capital stock of Dotronix is sold in the transaction or financing giving rise to the fee or, if the capital stock of Dotronix is not be sold in the transaction or financing, at the last sale price at which the capital stock of Dotronix was sold to a non-affiliate prior to the transaction or financing.

If any CL Contact who enters into a transaction or provides a financing to Dotronix, as described herein, subsequently enter into another transaction with, or provide an additional financing to, Dotronix, either before or within two years after the termination of my association with Dotronix as a director or officer, either directly or indirectly through any of its affiliates or strategic partners, then Dotronix shall pay to me a fee in the amount of 3% of the total amount paid to or received by Dotronix in connection with the subsequent transaction or financing, which shall be earned and payable to me at the customary closing and funding of any such transaction or financing in cash or in other cash equivalent currency acceptable to me.

If within one year following termination of my association with Dotronix as a director or officer, for any reason, Dotronix consummates a transaction or financing (other than in a registered public offering of any of its securities), with any CL Contact, then I will be entitled to payment in full of the compensation described in this Section 2 on the basis of the value of such transaction or financing.

If any compensation is paid to me under this agreement in the form of the capital stock of Dotronix, then concurrently with any registration by Dotronix of its capital stock of the same class for sale by Dotronix or for resale by any selling stockholder of Dotronix, Dotronix covenants and agrees to register such capital stock for resale under applicable federal and state securities laws at Dotronix’ expense, except for any of my underwriting or brokers’ discounts or commissions and the cost of any legal counsel retained by me. Nothing in this Agreement shall obligate Dotronix to undertake or affect any registration of any class of its capital stock.

3.    Our agreement may not be modified, altered or amended in any manner unless such modification, alteration or amendment shall be reduced to writing and executed by us.

4.    Our agreement shall inure to the benefit of our respective successors and assigns, and the obligations and liabilities assumed in this agreement by each of us shall be binding upon our respective successors and assigns.

5.    If either of us shall bring suit against the other as a result of any alleged breech or failure to fulfill or perform any covenants or obligations under this Agreement, in such event, the prevailing party, shall, in addition to any other relief granted or awarded by the court, be entitled to judgment for reasonable attorney’s fees incurred in preparation thereof, at both trial and appellate court levels.

6.    We may execute any number of counterparts of this Agreement. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same instrument.

If the foregoing accurately reflects our agreement, please so indicate by signing and dating below.

s/s Craig Laughlin
Craig Laughlin 11900 Wayzata Blvd., Suite 100 Hopkins, MN 55305

Agreed and accepted this 9th day of June 2005.

Dotronix, Inc.

By:	/s/ Kurt T. Sadler
Kurt T. Sadler, President